Exhibit 99.1

      Dayton Superior Announces Plans to Refinance Indebtedness


    DAYTON, Ohio--(BUSINESS WIRE)--June 21, 2007--Dayton Superior Corporation (NASDAQ:DSUP) today announced it intends to refinance the Company's existing Senior Notes and Senior Subordinated Notes. The proceeds from a new syndicated senior secured credit facility, along with borrowings under the Company's existing revolving credit facility, will be used to fully refinance both the Company's existing outstanding 10.75% Senior Second Secured Notes due 2008 and the 13.00% Senior Subordinated Notes due 2009. Concurrent with the new senior credit facility, the Company will amend and restate its existing revolving credit facility.

    The Company anticipates completing the refinancing within the next several weeks, subject to market conditions.

    Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. Our products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

    Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

    -- depressed or fluctuating market conditions for our products and services;

    --  operating restrictions imposed by our existing debt;

    --  increased raw material costs and operating expenses;

    -- our ability to increase manufacturing efficiency, leverage our purchasing power and broaden our distribution network;

    -- the competitive nature of our industry in general, as well as our specific market areas;

    -- changes in prevailing interest rates and the availability of and terms of financing.

    This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.

    CONTACT: Dayton Superior Corporation
             Edward J. Puisis, Executive Vice President & CFO
             Phone: 937-428-7172
             Fax: 937-428-9115